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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aspen Technology, Inc.

        We consent to the incorporation by reference in Registration Statement Nos. 333-11651, 333-21593, 333-42536, 333-42538, 333-42540, 333-71872, 333-80225, 333-117637, 333-117638, 333-118952 and 333-128423 on Form S-8 of Aspen Technology, Inc. and subsidiaries (the "Company") of our report dated June 30, 2009, with respect to the consolidated balance sheet of the Company as of June 30, 2008 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for the year then ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the June 30, 2008 annual report on Form 10-K of the Company.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 effective July 1, 2007.

        Our report dated June 30, 2009 on the effectiveness of internal control over financial reporting as of June 30, 2008 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of June 30, 2008: monitoring controls, periodic financial close process, income tax accounting and disclosure, recognition of revenue, and the accounts receivable function.

Boston, Massachusetts
June 30, 2009

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm